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                                                                    Exhibit 3.1

                                                            AMENDED AND RESTATED

                             THE COMPANIES ACT 1992

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                C O M P A N Y   L I M I T E D   B Y   S H A R E S

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                            MEMORANDUM OF ASSOCIATION

                                       OF

                        SUN INTERNATIONAL HOTELS LIMITED

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1.   The name of the Company is SUN INTERNATIONAL HOTELS LIMITED.

2. The Registered Office of the Company will be situate in the Island of New Providence one of the Islands in the Commonwealth of The Bahamas.

3. The object or purpose for which the Company is established is to engage in any act or activity that is not prohibited under any law for the time being in force in the Commonwealth of The Bahamas.

4.   The liability of the members is limited.

5. The capital of the Company is Three hundred and Fifty thousand Dollars in the currency of the United States of America (U.S.$350,000.00) divided into Three Hundred and Fifty million (350,000,000) shares of one-tenth of one cent ($0.001) each, with power to increase the capital and to divide the shares in the capital for the time being, whether original or increased, into several classes, and to attach thereto respectively any preferential, deferred, qualified, or special rights, privileges or conditions whether as to voting or otherwise.

6.   The Company shall be a Public Company.

                                                                          [SEAL]